UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

(Date of earliest event reported): July 31, 2007

ARCHON CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-9481	88-0304348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

4336 Losee Road, Suite 5

North Las Vegas, Nevada 89030

(Address of principal executive office and zip code)

(775) 732-9120

(Registrant’s telephone number, including area code)

Check the appropriate box bellow if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01	Other Events.

On July 31, 2007, and pursuant to a Certificate of Designation of the Exchangeable Redeemable Preferred Stock dated September 30, 1993 (“Certificate”), Archon Corporation (the “Company”) issued a Notice of Redemption and related Letter of Transmittal (collectively, the “Notice”) to the holders of all of its outstanding Exchangeable Redeemable Preferred Stock (the “Preferred Stock”), notifying each holder of the Preferred Stock that the Company intends to and will redeem all of the outstanding shares of the Preferred Stock issued and outstanding as of the close of business on August 31, 2007 at the redemption price of $5.241 per share of Preferred Stock. As of that date, the Preferred Stock will be delisted from further trading.

The Nevada Agency and Trust Company has been selected by the Company as the escrow agent for the redemption transaction. Bank of Nevada has been selected as the financial institution to which payment for the redemption of the Preferred Stock will be irrevocably deposited as required by the terms of the Certificate.

The Notice and Certificate are each attached hereto as exhibits and are incorporated herein by this reference. The Notice contains full instructions for redeeming shares for payment and other requirements. The instructions should be reviewed carefully to avoid delays.

Finally, it is noted that litigation regarding the liquidation preference related to the Preferred Stock was commenced in 2006 in the United States District Court for the District of Connecticut and that litigation was dismissed on May 15, 2007 without prejudice to the plaintiffs’ right to assert any of the claims set forth in that action in any state or federal court outside of the State of Connecticut. If you wish to learn more about the basis for this litigation, you may refer to the Company’s latest Form 10-K, dated, September 30, 2006 and the Company’s latest Form 10-Q, dated May 15, 2007. Both reports may be obtained from the website of the U.S. Securities and Exchange Commission, which may be found at http://www.sec.gov/edgar/searchedgar/webusers.htm or either report may be requested from the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Notice/Transmittal, dated July 31, 2007.

99.2	Certificate of Designation, dated September 30, 1993.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARCHON CORPORATION

By:	/s/ Paul W. Lowden
Name:	Paul W. Lowden
Title:	Chairman of the Board and President

Dated: July 31, 2007